Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:
July 26, 2006	Shona L. Bedwell
2006-16	317.808.6169

For Media Inquiries, contact:
Tom Wiser
317.808.6137

Duke Realty Announces Second Quarter Earnings

Common Stock Dividend Increase Announced

Indianapolis - Duke Realty Corporation (DRE: NYSE) reported today that Funds From Operations (“FFO”) was $78.8 million for the second quarter of 2006 versus $87.8 million for the same period in 2005.  On a per share basis, second quarter FFO was $0.58 per share compared with $0.61 per share for the second quarter of 2005.  Second quarter 2005 results included income from the 212 properties that were sold as part of the industrial portfolio sale in September 2005.  In addition, FFO for the second quarter of 2005 included $0.05 per share of gains on undepreciated property sales.  All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

Net income available for common shareholders for the second quarter of 2006 was $21.7 million compared to $40.3 million for the second quarter of 2005.  On a per share basis, second quarter 2006 net income available for common shareholders was $0.16 per share compared with $0.28 per share for the second quarter of 2005. Similar to FFO, net income for the second quarter of 2006 was diluted by the effects of the September

2005 industrial portfolio sale.  In addition, second quarter 2005 results included $0.16 per share of gains on property sales as compared to $0.05 per share in the second quarter of this year.

Denny Oklak, Chairman and Chief Executive Officer, commenting on Duke’s second quarter performance, stated,

“The second quarter was a solid quarter in all areas of our business.  Leasing activity was strong with nearly 7.5 million square feet of deals signed during the quarter.  Our existing properties are performing well with growth in same property performance of more than 3 percent for the twelve months ended June 30.  In addition, our value creation pipeline of new development and construction projects is at $976 million, the highest in the Company’s history.

Looking ahead, we remain comfortable with our FFO per share guidance of $2.32 to $2.45 for 2006 and expect FFO per share of $0.62 to $0.64 for the third quarter of 2006.”

Dividends

Duke also announced today that its Board of Directors increased its quarterly common stock dividend to $0.475 per share, payable on August 31, 2006, to shareholders of record on August 14, 2006.  Equal to $1.90 per share on an annualized basis, the new dividend provides a 1.1 percent increase over the previous amount and represents the thirteenth consecutive annual increase since the Company’s October 1993 public offering.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE
Symbol	Quarterly	Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.998750	September 15, 2006	September 29, 2006
Series J	DREPRJ	$.414063	August 17, 2006	August 31, 2006
Series K	DREPRK	$.406250	August 17, 2006	August 31, 2006
Series L	DREPRL	$.412500	August 17, 2006	August 31, 2006
Series M	DREPRM	$.434375	September 15, 2006	September 29, 2006
Series N	DREPRN	$.458160	September 15, 2006	September 29, 2006

Completion of Consent Solicitation

The Company also announced that on July 21, 2006 Duke Realty Limited Partnership, an operating partnership of which the Company is the sole general partner, had successfully obtained the requisite consents of holders to amend the terms of certain series of its outstanding notes issued prior to May 22, 2003.  The financial covenants were changed to make them consistent with the financial covenants in each series of notes issued by

Duke Realty Limited Partnership on or after May 22, 2003.  This amendment provides more than $300 million of additional debt capacity and greater capital structure flexibility to the Company.

Second Quarter Operating Statistics

•                  The Company’s 715 in-service properties totaling 107.6 million square feet were 92.3 percent leased compared to 93.2 percent and 90.7 percent leased at March 31, 2006 and June 30, 2005, respectively.

•                  The Company’s value creation pipeline totaled $976 million, including $383 million of developments with an expected stabilized return of 9.4 percent that Duke plans to own indefinitely after completion; $514 million of developments with an expected stabilized return of 8.8 percent that the Company plans to sell within approximately one year of completion; and a $79 million backlog of third-party construction volume with a 10.1 percent fee.

•                  Including 6.3 million square feet of projects under development that were 24.8 percent pre-leased, the Company’s total portfolio at the end of the second quarter consisted of 737 properties totaling approximately 114 million square feet that were 88.6 percent leased.

•                  Duke renewed 81 percent of leases up for renewal, totaling 1.9 million square feet, on which net effective rents increased 3.7 percent.

•                  Same property net operating income increased 3.1 percent.

•                  Property sales in the second quarter totaled $40.1 million at an average stabilized capitalization rate of 8.4 percent.

•                  Acquisitions in the second quarter totaled $5.3 million.

•                  The Company’s interest and fixed-charge coverage ratios in the second quarter were 3.2 and 2.1, respectively, and its debt-to-total market capitalization ratio was 38.8 percent at June 30, 2006.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to

Duke’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 6, 2006 for additional information concerning these risks.

About Duke Realty Corporation

Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office, industrial, medical office and retail real estate.  It is the largest publicly-traded, vertically integrated office/industrial real estate company in the United States.  Duke’s properties encompass approximately 114 million rentable square feet that are leased by more than 3,600 tenants, and more than 6,300 acres of undeveloped land that can support over 90 million square feet of additional development.  Duke provides a full range of services in-house, backs them with more than 30 years experience, and delivers valuable real estate solutions to satisfied customers across the nation.  Duke common stock is listed on the New York Stock Exchange under the symbol: DRE.  Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s supplemental information fact book will be available after 6:00 p.m. EDT today in the Investor Relations section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. New York time to discuss its second quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Investor Relations section of the Company’s web site.

Financial Highlights

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
Operating Results	2006	2005	2006	2005

Revenues from continuing operations	$220,677	$198,409	$430,507	$384,299
Earnings from rental operations	31,850	35,547	64,461	61,081
Earnings from service operations	3,476	13,046	7,926	24,884
Net income available for common shareholders - Basic	21,717	40,299	33,165	65,780
Net income available for common shareholders - Diluted	23,881	44,128	36,478	72,096
Funds from operations available for common shareholders - Basic	78,756	87,841	146,433	169,466
Funds from operations available for common shareholders - Diluted	86,542	96,133	160,956	185,682

Per Share:
Net income available for common shareholders - Basic	$0.16	$0.28	$0.25	$0.46
Net income available for common shareholders - Diluted	$0.16	$0.28	$0.24	$0.46
Funds from operations available for common shareholders - Basic	$0.58	$0.61	$1.09	$1.18
Funds from operations available for common shareholders - Diluted	$0.58	$0.61	$1.08	$1.18
Dividend payout ratio of funds from operations	81.9%	77.1%	87.5%	79.2%
Weighted average shares outstanding
Basic - Net income and Funds From Operations	134,969	143,480	134,876	143,286
Diluted - Net income and Funds From Operations	149,364	157,696	149,273	157,711

	June 30	December 31
Balance Sheet Data	2006	2005

Net real estate investments	$5,916,199	$4,733,100
Total assets	7,014,473	5,647,560
Total debt	3,833,934	2,600,651
Shareholders’ equity	2,614,048	2,452,798
Common shares outstanding at end of period	135,074	134,697

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended
	June 30
	(Unaudited)
	2006			2005
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$21,717	134,969	$0.16	$40,299	143,480	$0.28
Add back:
Minority interest in earnings of unitholders	2,164	13,304		3,829	13,506
Other common stock equivalents		1,091			710
Diluted Net Income Available for Common Shares	$23,881	149,364	$0.16	$44,128	157,696	$0.28

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$21,717	134,969	$0.16	$40,299	143,480	$0.28
Adjustments:
Depreciation and Amortization	65,167			64,124
Company Share of Joint Venture Depreciation and amortization	4,425			4,943
Earnings from depreciable property sales-wholly owned	(1,531)			(5,888)
Earnings from depreciable property sales-JV	(5,400)			(11,174)
Minority interest share of adjustments	(5,622)			(4,463)
Basic Funds From Operations	78,756	134,969	$0.58	87,841	143,480	$0.61
Minority interest in earnings of unitholders	2,164	13,304		3,829	13,506
Minority interest share of adjustments	5,622			4,463
Other common stock equivalents		1,091			710
Diluted Funds From Operations	$86,542	149,364	$0.58	$96,133	157,696	$0.61

	Six Months Ended
	June 30
	(Unaudited)
	2006			2005
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$33,165	134,876	$0.25	$65,780	143,286	$0.46
Add back:
Minority interest in earnings of unitholders	3,313	13,348		6,316	13,681
Other common stock equivalents		1,049			744
Diluted Net Income Available for Common Shares	$36,478	149,273	$0.24	$72,096	157,711	$0.46
Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$33,165	134,876	$0.25	$65,780	143,286	$0.46
Adjustments:
Depreciation and Amortization	125,749			127,350

Company Share of Joint Venture Depreciation and amortization	9,127			9,808
Earnings from depreciable property sales-wholly owned	(2,036)			(12,398)
Earnings from depreciable property sales-share of joint venture	(8,362)			(11,174)
Minority interest share of adjustments	(11,210)			(9,900)
Basic Funds From Operations	146,433	134,876	$1.09	169,466	143,286	$1.18
Minority interest in earnings of unitholders	3,313	13,348		6,316	13,681
Minority interest share of adjustments	11,210			9,900
Other common stock equivalents		1,049			744
Diluted Funds From Operations	$160,956	149,273	$1.08	$185,682	157,711	$1.18